Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Results for Quarter and Full Year Ended April 30, 2015

Hackensack, NJ – July 28, 2015 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the year ended April 30, 2015.

Fourth Quarter and Recent Business Highlights:

•	Quarterly revenue increased 32% over the same prior year period result
•	Procured a quarterly record high of more than 140 implants

Joel Ackerman, Champions Oncology CEO, stated, “The end of fiscal 2015 is an opportune time to assess the accomplishments and challenges of the past year. While the Company experienced an anticipated slowdown in revenue growth in the earlier part of the year, the foundation for long term success and operational improvements continued to progress. The $14 million of capital raised during the year demonstrated continued investor confidence in the Company and provides the ability to execute our strategic vision.”

Financial Results

For the fourth quarter of 2015, revenue was $3.2 million, as compared to $2.5 million for the three months ended April 30, 2014, an increase of 32%. For the twelve-month period ended April 30, 2015, revenue was $8.9 million, as compared to $11.6 million for the same period of the prior year, a decrease of 23%. Total operating expense for the fourth quarter 2015 was $5.7 million as compared to $4.8 million for the fourth quarter 2014. For the twelve months ended April 30, 2015, total operating expense was $22.1 million, as compared to $17.8 million for the twelve months ended April 30, 2014.

For the fourth quarter of 2015 and 2014, Champions reported a loss from operations of $2.4 million. Excluding stock-based compensation of $0.9 million and $0.8 million for the three months ended April 30, 2015 and 2014, Champions recognized a loss from operations of $1.5 million and $1.4 million respectively. For the twelve months ended April 30, 2015, Champions reported a loss from operations of $13.2 million as compared to a loss from operations of $6.3 million for the twelve months ended April 30, 2014. Excluding stock-based compensation of $3.2 million and $2.8 million for the twelve months ended April 30, 2015 and 2014, Champions recognized a loss from operations of $10.0 million and $3.5 million respectively.

Operating Results

The number of implants during the quarter was 143 consisting of 51 commercial implants and 92 implants from research partnerships and trials. Total implants increased 39% over the same period last year with a 149% increase in implants from research partnerships. The increase in research implants were the result of continued effort to expand our TumorBank by partnering with academic medical centers. These implants will further the Company’s efforts to increase the scale of our platform.

POS revenue was $418,000 and $430,000 for the three months ended April 30, 2015 and 2014, respectively, a decrease of $12,000 or 3%. Core revenue from our TumorGraft technology platform decreased $35,000 or 9%. This decrease is due to the cessation of implant activities in our Singapore entity due to regulatory restrictions. Non-core POS revenue increased $24,000. POS revenue was $1.7 million and $2.3 million for the twelve months ended April 30, 2015 and 2014, respectively, a decrease of $0.6 million or 27%. The decrease is due to a reduction in the number of tests per panel resulting in a $300,000 decrease in panel revenue. Non-core revenue decreased $212,000.

POS cost of sales was $543,000 and $628,000 for the three months ended April 30, 2015 and 2014, respectively, a decrease of $85,000, or 14%. POS cost of sales was $2.73 million for both the twelve months ended April 30, 2015 and 2014. For the three months ended April 30, 2015 and 2014, gross margin for POS was negative 30% and negative 46%, respectively. For the twelve months ended April 30, 2015 and 2014, gross margin for POS was negative 64% and negative 21%, respectively. The decline in gross margin is attributed to the decrease in core POS revenue and a fixed cost component to the cost of sales. Non-core revenue, which has a lower cost of sale and higher margins, declined, contributing to the lower overall margins in POS.

Translational Oncology Solutions (TOS):

TOS revenue was $2.8 million and $2.0 million for the three months ended April 30, 2015 and 2014, respectively, an increase of $0.8 million or 39%. TOS revenue was $7.2 million and $9.3 million for the twelve months ended April 30, 2015 and 2014, respectively, a decrease of $2.1 million, or 23%. The decline is largely due to a slower conversion of bookings to revenue.

TOS cost of sales was $1.7 million and $1.0 million for the three months ended April 30, 2015 and 2014, respectively, an increase of $0.7 million, or 74%. TOS cost of sales was $4.9 million and $3.5 million for the twelve months ended April 30, 2015 and 2014, respectively, an increase of $1.4 million, or 39%. For the three months ended April 30, 2015 and 2014, gross margin for TOS was 41% and 52%, respectively. Gross margin fluctuates from quarter to quarter generally due to the timing of revenue recognition. Gross margin for the quarter was below usual levels due to an increase in TOS studies whose revenue will be recognized upon study completion. For the twelve months ended April 30, 2015 and 2014, gross margin for TOS was 32% and 62%, respectively.

Research and development expense was $1.1 million and $663,000 for the three months ended April 30, 2015 and 2014, respectively. Research and development expense was $4.8 million and $2.3 million for the twelve months ended April 30, 2015 and 2014, respectively. The increase is largely due to investment in characterizing the TumorBank. Sales and marketing expense for the three months ended April 30, 2015 and 2014 was $943,000 and $1.0 million respectively. Sales and marketing expense for the twelve months ended April 30, 2015 and 2014 was $4.3 million and $3.2 million, respectively. The increase was the result of the expansion of the TOS sales force offset by reduced sales and marketing expense for POS. General and administrative expense for the three months ended April 30, 2015 and 2014 was $1.4 million and $1.5 million, respectively. General and administrative expense for the twelve months ended April 30, 2015 and 2014 was $5.3 million and $6.1 million, respectively.

Conference Call Information:

The Company will host a conference call today at 9:00 a.m. EST (6:00 a.m. PST) to discuss its fourth quarter and fiscal year 2015 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Wednesday, July 29, 2015 in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and twelve months ended April 30, 2015 and 2014. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2015 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2015	2014	2015	2014
Net loss - GAAP	$(3,678)	$(2,272)	$(13,140)	$(7,406)
Less:
Stock-based compensation	878	839	3,162	2,807
Net loss - non-GAAP	$(2,799)	$(1,433)	$(9,978)	$(4,599)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2015	2014	2015	2014
EPS – GAAP	$(0.05)	$(0.03)	$(0.18)	$(0.11)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.04	0.04
EPS - non-GAAP	$(0.04)	$(0.02)	$(0.14)	$(0.07)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2015	2014	2015	2014
POS operating revenue	$418	$430	$1,663	$2,264
TOS operating revenue	2,823	2,029	7,200	9,286
Total operating revenue	$3,241	$2,459	$8,863	$11,550

Cost of POS	543	628	2,733	2,731
Cost of TOS	1,675	965	4,900	3,532
Research and development	1,088	663	4,845	2,265
Sales and marketing	943	1,027	4,283	3,155
General and administrative	1,396	1,544	5,340	6,127

Loss from Operations	$(2,404)	$(2,368)	$(13,238)	$(6,260)

Other Income (Expense)	(1,174)	110	225	(1,129)

Net Loss before income tax expense	$(3,578)	$(2,258)	$(13,013)	$(7,389)
Income taxes	100	14	127	17
Net Loss	$(3,678)	$(2,272)	$(13,140)	$(7,406)

Condensed Consolidated Balance Sheets as of (Unaudited)

	April 30,	April 30,
	2015	2014
Cash and cash equivalents	$9,357	$5,891
Accounts receivable	1,060	1,325
Other current assets	346	383
Total current assets	10,763	7,599

Restricted cash	163	165
Property and equipment, net	452	434
Goodwill	669	669
Total assets	$12,047	$8,867

Accounts payable and accrued liabilities	$1,787	$1,568
Deferred revenue	2,009	2,091
Total current liabilities	3,796	3,659

Warrant liability	0	2,011
Other Non-current Liability	192	-
Stockholders’ equity	8,059	3,197
Total liabilities and stockholders’ equity	$12,047	$8,867

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
	April 30,
	2015	2014
Cash flows from operating activities:
Net Loss	$(13,140)	$(7,406)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	3,162	2,807
Net foreign currency remeasurement loss	-	124
Depreciation and amortization expense	214	213
Change in fair value of warrant liability	(981)	965
Modification of warrant liability	586	-
Gain/loss on sales of assets	5	-
Long-term tax liability	100	-
Changes in operating assets and liabilities	424	(136)
Net cash used in operating activities	(9,630)	(3,433)

Cash flows from investing activities:
Purchases of property and equipment	(119)	(234)
Proceeds of sale of fixed assets	5	-
Net cash used in investing activities:	(114)	(234)

Cash flows from financing activities:
Private placement financing, net of financing costs of $880k	11,220	21
Proceeds from Executive Note financing	2,000	-
Capital lease payments	(12)	-
Proceeds from exercise of options and warrants	2	-
Net cash provided by financing activities:	13,210	21

Exchange rate effect on cash and cash equivalents	0	(24)
Increase (decrease) in cash and cash equivalents	3,466	(3,670)
Cash and cash equivalents, beginning of period	5,891	9,561
Cash and cash equivalents, end of period	$9,357	$5,891

Non-cash investing activities:
Purchased equipment under capital lease	124	-

Conversion of executive note financing	2,000	-

Reclassification of warrant liability to equity	1,616	-